Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION

— Frank S. Hermance Transitions to Executive Chairman —

— David A. Zapico Elected Chief Executive Officer —

BERWYN, PA, MAY 4, 2016 – AMETEK, Inc. (NYSE: AME) today announced that as part of its planned succession of senior leadership, Frank S. Hermance has transitioned to the role of Executive Chairman of the Board of Directors and David A. Zapico has been elected Chief Executive Officer and member of AMETEK’s Board of Directors, with both changes effective as of May 5th.

Mr. Hermance has been with AMETEK for over 25 years and was most recently Chairman and Chief Executive Officer. Mr. Zapico has been with AMETEK for 26 years and was most recently Executive Vice President and Chief Operating Officer.

“It has been a tremendous honor to lead this great company as Chief Executive Officer,” said Mr. Hermance. “I am very proud of the outstanding growth and many successes we have enjoyed over the last 16 years. We have transformed AMETEK into a world-class company with exceptional businesses led by talented management teams and employees who are immensely prepared to drive our next phase of growth.”

“I expect the transition of Dave to CEO to be seamless as we have been preparing for this transition for many years,” added Mr. Hermance. “Dave has been with AMETEK for 26 years during which time we have worked very closely together to help shape the culture and strategies which have formed the foundation for our success. His decisive leadership skills, deep experiences across our businesses and markets, and success leading our growth strategies make him uniquely qualified to take on this role. I look forward to working very closely with him and the rest of our talented management team as Executive Chairman.”

- Continued -

AMETEK ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION

Mr. Hermance began his career at AMETEK in 1990 as Group Vice President. From 1994 to 1996, Mr. Hermance served as President of AMETEK’s Precision Instruments Group. He was promoted to Chief Operating Officer in 1996, a role he held until 1999 when he was named Chief Executive Officer. He was elected Chairman of the Board in 2001. During his tenure as Chief Executive Officer, AMETEK’s sales increased from $925 million to $4 billion, diluted earnings per share grew at a 15% cumulative annual growth rate, and AMETEK’s market capitalization increased over 1,500% from approximately $700 million to over $11 billion.

“Frank Hermance has been an exceptional leader during his distinguished 16 year tenure as CEO,” said James R. Malone, AMETEK Board Member and Chairperson of the Corporate Governance and Nominating Committee. “While AMETEK’s growth and shareholder returns during Frank’s tenure are truly outstanding, we are most grateful for the enduring culture and strategic foundation Frank helped build which will serve AMETEK well in the future. Strong leaders require strong successors, and the Board is pleased to appoint Dave as Chief Executive Officer and very confident in his ability to lead this great company.”

Mr. Zapico added, “I am honored and thankful to the Board for the opportunity to lead AMETEK. I look forward to building on the success we have had under Frank’s leadership and I am confident in our ability to capitalize on the tremendous growth potential ahead.”

Mr. Zapico has held a variety of engineering and general management positions since joining AMETEK’s Process & Analytical Instruments Division in 1990 as a Product Engineer. He was promoted to Division Vice President of the Process Instruments Business Unit in 1996, and then promoted to Vice President and General Manager of AMETEK’s Aerospace and Power Instrument Division in 1999. In 2003, Mr. Zapico was elected Group President, Electronic Instruments Group, a role he held until being named Executive Vice President and Chief Operating Officer in 2013.

Mr. Zapico holds a Bachelor of Science degree in Electrical Engineering from Case Western Reserve University and a Master of Business Administration degree from Carnegie Mellon University.

- Continued -

AMETEK ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

# # #